Exhibit 10.5

MERGER PROTOCOL

between

Campofrío Alimentación, S.A.

and

Groupe Smithfield Holdings, S.L.

and others

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30 June 2008

In Madrid, on 30th June 2008.

BY AND BETWEEN

CAMPOFRÍO ALIMENTACIÓN, S.A., a company incorporated under the laws of Spain, with its registered office at Avenida de Europa 24, Parque Empresarial La Moraleja, 28109, Alcobendas, Madrid, Spain, with Tax Identification Number A-09000928, registered with the Mercantile Registry of Madrid under Volume 311, Sheet 6204, Page 111, duly represented for the purposes hereof by Mr. Pedro Ballvé Lantero, of legal age, holder of Identity Card number 50407273-J, with professional address at Avenida de Europa 24, Parque Empresarial La Moraleja, 28109, Alcobendas, Madrid, Spain, in his capacity as authorized representative of the company by virtue of the meeting minutes of the Board of Directors of Campofrío Alimentación, S.A. of June 27th , 2008 (hereinafter, “Campofrío”);

GROUPE SMITHFIELD HOLDINGS, S.L., a company incorporated under the laws of Spain, with its registered office at Don Ramón de la Cruz 17 izqda., 28006 Madrid, Spain, with Tax Identification Number B-84732882, registered with the Mercantile Registry of Madrid under Volume 22822, Section, 8, Sheet 222, Page 408552, duly represented for the purposes hereof by Mr. Richard Jasper Poulson, of legal age, holder of U.S.A. Passport number 017090187, with professional address at 499, Park Avenue 6th Floor, New York, NY, U.S.A., in his capacity as authorized representative of the company by virtue of meeting minutes of the Board of Directors of Groupe Smithfield Holdings, S.L. of June 27, 2008 (hereinafter, “GSH”);

CARBAL, S.A., a company incorporated under the laws of Spain, with its registered office at Avenida de Europa 24, Parque Empresarial La Moraleja, 28109, Alcobendas, Madrid, Spain, with Tax Identification Number A-78071396, registered with the Mercantile Registry of Madrid under Volume 7014, Sheet 153, Page 114081, duly represented for the purposes hereof by Mr. Pedro Ballvé Lantero, of legal age, holder of Identity Card number 50407273-J, with professional address at Avenida de Europa 24, Parque Empresarial La Moraleja, 28109, Alcobendas, Madrid, Spain, in his capacity as authorized representative of the company by virtue of power of attorney granted on May 24, 2005 before the Notary of Madrid Mr. María Bescos Badia with number 2005/952 of his records;

BITONCE, S.L., a company incorporated under the laws of Spain, with its registered office at Avenida de Europa 24, Parque Empresarial La Moraleja, 28109, Alcobendas, Madrid, Spain, with Tax Identification Number B-95041240, registered with the Mercantile Registry of Madrid under Volume 15258, Sheet 162, Page 255566, duly represented for the purposes hereof by Mr. Pedro Ballvé Lantero, of legal age, holder of Identity Card number 50407273-J, with professional address at Avenida de Europa 24, Parque Empresarial La Moraleja, 28109, Alcobendas, Madrid, Spain, in his capacity as authorized representative of the company by virtue of power of attorney granted on October 15, 2003 before the Notary of Madrid Mr. María Bescos Badia with number 2003/1065 of his records;

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BETÓNICA 95, S.L., a company incorporated under the laws of Spain, with its registered office at Avenida de Europa 24, Parque Empresarial La Moraleja, 28109, Alcobendas, Madrid, Spain, with Tax Identification Number A-80019748, registered with the Mercantile Registry of Madrid under Volume 1102, Sheet 219, Page 21014, duly represented for the purposes hereof by Mr. Pedro Ballvé Lantero, of legal age, holder of Identity Card number 50407273-J, with professional address at Avenida de Europa 24, Parque Empresarial La Moraleja, 28109, Alcobendas, Madrid, Spain, in his capacity as authorized representative of the company by virtue of power of attorney granted on March 6, 2008 before the Notary of Madrid Mr. María Bescos Badia with number 2008/260 of his records;

CARTERA NUVALIA, S.L., a company incorporated under the laws of Spain, with its registered office at Avenida de Europa 24, Parque Empresarial La Moraleja, 28109, Alcobendas, Madrid, Spain, with Tax Identification Number B-83310334, registered with the Mercantile Registry of Madrid under Volume 17652, Sheet 31, Page 303903, duly represented for the purposes hereof by Mr. Luis Serrano Martín, of legal age, holder of Identity Card number 4114433-D, with professional address at Avenida de Europa 24, Parque Empresarial La Moraleja, 28109, Alcobendas, Madrid, Spain, in his capacity as authorized representative of the company by virtue of power of attorney granted on January 20, 2006 before the Notary of Madrid Mr. Francisco Aguilar González with number 2006/188 of his records;

ALINA CORPORATE, S.L., a company incorporated under the laws of Spain, with its registered office at Avenida de Europa 24, Parque Empresarial La Moraleja, 28109, Alcobendas, Madrid, Spain, with Tax Identification Number A-78891728, registered with the Mercantile Registry of Madrid under Volume 2599, Sheet 211, Page 45224, duly represented for the purposes hereof by Mr. Luis Serrano Martín, of legal age, holder of Identity Card number 4114433-D, with professional address at Avenida de Europa 24, Parque Empresarial La Moraleja, 28109, Alcobendas, Madrid, Spain, in his capacity as authorized representative of the company by virtue of power of attorney granted on May 14, 2008 before the Notary of Madrid Mr. Francisco Aguilar González with number 2008/1323 of his records;

OCM EUROPEAN PRINCIPAL OPPORTUNITIES FUND L.P., a Cayman Islands exempted limited partnership, with registered offices in the Cayman Islands at c/o Walkers SPV Limited, Walker House, PO Box 908GT, Mary Street, George Town, Grand Cayman, and principal offices in the United States at 333 South Grand Avenue, 28th Floor, Los Angeles, California 90071; with Tax Identification Number 98-0486140 duly represented for the purposes hereof by Ms. Emily Alexander, of legal age, holder of Passport number 057497443, with professional address at 333, South Grand Avenue, Los Angeles, CA 90071-1530, United States, in her capacity as authorized signatory of the company by virtue of the signature resolutions of Oaktree Capital Management, L.P. dated as of March 17, 2008.and by Mr. Caleb Kramer, of legal age, holder of Passport number 039728881, with professional address with professional address at 333, South Grand Avenue, Los Angeles, CA 90071-1530, United States, in his capacity as authorized signatory of the company by virtue of the signature resolutions of Oaktree Capital Management, L.P. dated as of March 17, 2008.

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SMITHFIELD FOODS, INC., a company incorporated under the laws of Virginia (U.S.A.), with registered office at 200, Commerce Street, Smithfield 23430, Virginia, U.S.A. with Tax Identification Number 52-0845861, duly represented for the purposes hereof by Mr. Richard Jasper Poulson, of legal age, holder of U.S.A. Passport number 017090187, with professional address at 499, Park Avenue 6th Floor, New York, NY, U.S.A., in his capacity as authorized representative of the company;

SFDS GLOBAL HOLDINGS B.V., a company incorporated under the laws of The Netherlands, with registered office at Naritaweg 165, 1043, BW Amsterdam, The Netherlands, duly represented for the purposes hereof by Mr. Richard Jasper Poulson, of legal age, holder of U.S.A. Passport number 017090187, with professional address at 499, Park Avenue 6th Floor, New York, NY, U.S.A., in his capacity as authorized representative of the company;

OCM LUXEMBOURG EPOF MEATS HOLDING SARL, a “société à responsabilité limitée” incorporated under the laws of Luxembourg, with registered office at 67, Boulevard Grand-Duchesse Charlotte, L-1331, Luxembourg, with Tax Identification Number 2006 2430 878, registered with the Mercantile Registry of Luxembourg under the reference B 118.699, duly represented for the purposes hereof by Mr. Justin Bickle, of legal age, holder of UK Passport number 302256106, with professional address at 27 Knightsbridge, London, SW1X 7LY, United Kingdom, and Mr. Szymon Dec, of legal age, holder of Polish Passport number AK 6513201, with professional address 53, avenue Pasteur L-2311 Luxembourg, Grand Duchy of Luxembourg in their capacity as directors and authorized representatives of the company by virtue of the articles of association, adopted in form of a notarial deed on July 25, 2006 before the Notary of the city of Mersch Mr. Henri Hellinckx with number 2151/06 of his records, and subsequently amended on December 5, 2006;

OCM LUXEMBOURG OPPS MEATS HOLDING SARL, a “société à responsabilité limitée” incorporated under the laws of Luxembourg, with registered office at 67, Boulevard Grand-Duchesse Charlotte, L-1331, Luxembourg, with Tax Identification Number 2006 2427 869, registered with the Mercantile Registry of Luxembourg under the reference B 118.210, duly represented for the purposes hereof by Mr. Christopher Boehringer, of legal age, holder of Canadian Passport number BA304172, with professional address at 27 Knightsbridge, London, SW1X 7LY, United Kingdom, and Mr. Szymon Dec, of legal age, holder of Polish Passport number AK 6513201, with professional address 53, avenue Pasteur L-2311 Luxembourg, Grand Duchy of Luxembourg in their capacity as directors and authorized representatives of the company by virtue of the articles of association, adopted in form of a notarial deed on July 27, 2006 before the Notary of the city of Luxembourg Mr. Jean-Joseph Schwachtgen with number 1138 of his records, and subsequently amended on December 15, 2006.

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Campofrío and GSH shall be referred to herein, jointly, as the “Merging Companies”.

SFDS GLOBAL HOLDINGS B.V., OCM LUXEMBOURG EPOF MEATS HOLDING SARL and OCM LUXEMBOURG OPPS MEATS HOLDING SARL shall be hereinafter collectively referred to as the “GSH Shareholders”

CARBAL S.A., BITONCE S.L., BETÓNICA 95 S.L., CARTERA NUVALIA S.L. and ALINA CORPORATE S.L. shall be hereinafter collectively referred to as the “Reference Shareholders”.

The GSH Shareholders and the Reference Shareholders shall be hereinafter collectively referred to as the “Shareholders”.

Campofrío, GSH and the Shareholders shall be hereinafter collectively referred to as the “Parties” and, individually, as a “Party”.

OCM EUROPEAN PRINCIPAL OPPORTUNITIES FUND L.P. is party to this Merger Protocol only for the purposes of section 6.1.3.

The Parties mutually acknowledge their authority to enter into this Merger Protocol (hereinafter the “Merger Protocol” or the “Agreement”) and to such extent they

STATE

I.	Campofrío is a company engaged in the business of production and marketing of meat products (the “Business”). Campofrío is the parent company of a group of companies which are also engaged in the Business. The current composition of Campofrío’s group is included in Annex I (the “Campofrío Group”).

Campofrío’s share capital is equal to Euro 52,643,724, divided into 52,643,724 shares of 1 Euro each, which are admitted to trading in the Spanish Stock Exchanges of Madrid and Barcelona and admitted for trading in the Spanish Stock Exchange Interconnection System (Sistema de Interconexión Bursátil Español (Mercado Continuo)).

II.	GSH, a holding company, is the parent company of a group of companies also engaged in the Business. The current composition of GSH’ group is included in Annex II (the “GSH Group”).

GSH share capital is equal to Euro 38,837,178, divided into 38,837,178 quotas of 1 Euro each, which are owned on a 50-50% basis by (i) SFDS GLOBAL HOLDINGS B.V. (“SFD”) and by (ii) OCM LUXEMBOURG EPOF MEATS HOLDING SARL (34.31%) and OCM LUXEMBOURG OPPS MEATS HOLDING SARL (15.69%).

III.	SMITHFIELD FOODS, INC., a Virginia (U.S.A.) corporation (“SF”) is the parent company of a group of companies engaged in the Business, which includes COLD FIELD INVESTMENTS, LLC, a Delaware (U.S.A.) limited liability company (“CF”), SMITHFIELD INSURANCE COMPANY, LTD., a company organized under the laws of Bermuda (“SI”), and SFDS GLOBAL HOLDINGS, B.V., (“SFO”) a company organized under the laws of The Netherlands (the “SF Group”).

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CF and SI own 21.367% and 2.572% of Campofrío shares, respectively. Therefore, SF is the indirect owner through CF and SI of an aggregate of 23.939% of Campofrío shares.

IV.	The Parties entered into negotiations leading to a non-binding Memorandum of Understanding (the “MOU”) by virtue of which they set out the basic principles of the proposed integration by Campofrío and GSH, through the merger of GSH into Campofrío and the subsequent integration of the GSH Group under the ownership of Campofrío as well as the Exchange Ratio (as defined below) for the shares and the quotas.

V.	Following the execution of the MOU and in accordance with its terms, the Merging Companies have carried out certain actions, including the performance by the Merging Companies, through their respective advisors, of a reciprocal confirmatory due diligence exercise (the “Confirmatory Due Diligence”), by means of which the Parties have had access to certain information and documentation of the respective Campofrío and GSH business groups, in order to permit the Parties to confirm the basis, terms and conditions initially agreed for the transaction and for the determination of the Exchange Ratio.

VI.	In accordance with the above, the respective Boards of Directors of the Merging Companies have approved the Corporate Documents (as defined below) and the execution of this Merger Protocol.

NOW THEREFORE, the Parties have agreed to enter into this Merger Protocol pursuant to the following

CLAUSES

CLAUSE 1. PURPOSE OF THE AGREEMENT

Subject to the terms and conditions of this Merger Protocol, the Parties agree to execute the merger of GSH into Campofrío, pursuant to section 233.2 and complementary provisions of the Royal Legislative Decree 1564/1989 of 22 December (the “Spanish Companies Act”), by means of the extinction of GSH as absorbed company, and the transfer of its assets and liabilities (patrimonio social) to Campofrío, as absorbing company, which shall increase its share capital, and issue and deliver to GSH Shareholders new Campofrío shares as determined by the Exchange Ratio, as defined below (the “Merger”). As a result of the Merger, the separate corporate existence of GSH shall cease and Campofrío shall continue as the surviving corporation of the Merger.

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CLAUSE 2. EXECUTION OF THE MERGER

In addition to those specifically set out in this Merger Protocol, the terms and conditions of the Merger shall be those set out in (i) the merger project (“Merger Project”), and (ii) the proposal of amendments to the bylaws and to the corporate governance regulations of Campofrío (all such, the “Governance Amendments” and collectively with the Merger Project, the “Corporate Documents”). The Corporate Documents have been approved by the Board of Directors prior to the execution of this agreement, and shall be submitted to the approval of the general shareholders meetings approving the Merger, pursuant to sections 234 and 238 (f) of the Spanish Companies Act. The Corporate Documents are attached as Annex 2.1, and shall be considered as an integral part of this Merger Protocol.

Subject to the terms and conditions of this Merger Protocol, the Merging Companies and the Shareholders hereby undertake to take all the necessary or convenient actions to validly execute the Merger in accordance with this Merger Protocol and the Corporate Documents and, to this extent, they shall take all necessary or convenient steps to duly and timely implement the detailed timetable and action plan set out in Annex 2.2, so that subject to the fulfillment of the Conditions Precedent for the Completion (as defined below), the Merger is submitted to the approval of the General Shareholders Meetings of the Merging Companies prior to 30 October 2008.

The Merging Companies and the Shareholders shall promote the Merger process and abstain from carrying out any acts that could (i) impede the Merger or (ii) render its execution more difficult or under terms and conditions different to those set out in the Corporate Documents and this Merger Protocol. In particular, the Shareholders respectively undertake the following commitments:

(a)	The GSH Shareholders, as the owners of all of GSH share capital, shall hold the applicable General Shareholders Meetings of GSH simultaneously with the General Shareholders Meeting of Campofrío referred to below, and vote in favor of the Merger; and

(b)	The Reference Shareholders shall attend to the applicable General Shareholders Meetings of Campofrío and vote in favor of the Merger and undertake to make their best efforts so that the shareholders identified in Annex 2.3, attend and vote in favor of the Merger at Campofrío’s General Shareholders Meeting.

CLAUSE 3. BASIC PRINCIPLES OF THE MERGER

3.1	Rationale of the Merger and Economic Justification

It is the Parties understanding that the Merger will allow Campofrío to become a leading processed meats company in Europe and will be able to generate significant synergies by combining with GSH. In this sense, the Merging Companies have identified important synergies including sourcing, manufacturing and cross-selling and believe that the Merger affords the best opportunity to achieve these savings.

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The execution of the Merger as well as its terms and conditions has been agreed upon by the Parties on the basis of business and industrial rationale and does not intend nor pursue the granting of control over Campofrío. The Corporate Documents have been agreed between the parties to meet this underlying principle.

3.2	Exchange Ratio. Capital Increase

The Merger shall be carried out through the issue and delivery of newly issued Campofrío shares to GSH Shareholders, in proportion to their respective stakes, in accordance with the Exchange Ratio.

The Merging Companies have determined an exchange ratio (the “Exchange Ratio”) according to which 49,577,099 shares of Campofrío with a par value of 1 euro each shall be delivered in exchange of 38,837,178 quotas of GSH with a par value of 1 euro each.

On the basis of the Exchange Ratio, Campofrío shall increase its share capital in the amount of 49,577,099 euros, issuing 49,577,099 ordinary shares with a par value of 1 euro each, represented by book entries, which will be listed in the Madrid and Barcelona Stock Exchanges as well as admitted for trading in the Spanish Stock Exchange Interconnection System (Sistema de Interconexión Bursátil Español (Mercado Continuo)).

The Exchange Ratio has been agreed by the Boards of Directors on the basis of fair value (“valor real del patrimonio”) of the Merging Companies, taking into consideration generally accepted methods and valuation criteria that the Board of Directors have deemed relevant, and the respective Consolidated Financial Statements (as defined below). Additionally, the determination of the Exchange Ratio has been agreed taking into account the distribution of dividends in favour of Campofrio’s shareholders as stated in clause 5 (c) (i).

The Board of Directors of Campofrío has received the opinion of its financial advisor, Goldman Sachs International, dated as of June 27th, 2008, to the effect that, based upon and subject to the assumptions, qualifications, limitations and other matters set forth in such opinion, as of such date, the Exchange Ratio pursuant to this Merger Protocol and the Merger Project is fair from a financial point of view to Campofrío.

3.3	Merger balance sheets. Consolidated Financial Statements

Pursuant to the provisions set forth in article 239 of the Spanish Companies Act, Campofrío and GSH have chosen as Merger Balance Sheets, their respective individual balance sheets closed on April 30, 2008. The Merger Balance Sheets shall be reviewed by Ernst & Young, auditor of Campofrío and GSH.

In addition to the above, the Merging Companies have delivered to each other the annual consolidated financial statements as follows (the “Consolidated Financial Statements”):

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•

Campofrío has delivered Consolidated Financial Statements as per December 31, 2007, subject to IFRS and an audit report stating that, in the opinion of the auditor, such Financial Statements provide a faithful and accurate description of the net worth, financial situation and profits of Campofrío and its consolidated group as of the date of reference.

•	GSH has delivered Consolidated Financial Statements as per April 30, 2008, subject to IFRS, audit report pending.

GSH undertakes to deliver prior to the calling Campofrío’s general shareholders meeting the audit report on the GSH Consolidated Financial Statements, confirming that, in the opinion of the auditor, such Consolidated Financial Statements provide a faithful and accurate description of the net worth, financial situation and profits of GSH and its consolidated group as of the date of reference (“GSH Audit Report”).

CLAUSE 4. CONDITIONS PRECEDENT

The Merger is subject to the conditions precedent set forth in this Clause (the “Conditions Precedent”) being entirely fulfilled.

The Merging Companies and the Shareholders shall take all reasonable steps to fulfill all of the Conditions Precedent.

4.1	Conditions Precedent to the calling of the Merging Companies’ respective shareholders meetings to approve the Merger

The decision to submit the approval of the Merger to the Merging Companies’ respective shareholders meeting and the Shareholders’ undertakings to vote in favor of the Merger is subject to the following Conditions Precedent:

4.1.1	Independent Expert

Prior to the calling of Campofrío and GSH General Shareholders Meetings, the Independent Expert to be appointed by the Mercantile Registry, in accordance with article 236 of Spanish Companies Act and related provisions, in order to assess the Merger Project, shall have issued its report, in which it will include all the requirements indicated in article 236.4 of the Spanish Companies Act.

4.1.2	GSH Audit Report

GSH shall have delivered to Campofrío the GSH Audit Report in the terms established in clause 3.3.

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4.1.3	Authorizations and waivers

Without prejudice of any other authorizations that may be applicable: (i) obtaining the relevant waivers that may be required in relation with any covenants or provisions set forth in the respective existing financial agreements (the “Financial Agreements”), and/or (ii) the prior execution of the relevant facilities that may be needed in order to refinance, if required, the current Financial Agreements.

4.2	Conditions Precedent to the effectiveness of the Merger

4.2.1	Absence of Material Adverse Change

If a Material Adverse Change (as defined below) affecting one or both Merging Companies between the date of this Merger Protocol and the date of approval of the Merger by their respective shareholders general meeting has occurred, then each Merging Company may serve notice (the “MAC Notice”) to the other informing about the Material Adverse Change and the Merging Companies shall negotiate in good faith to amend the terms of this Merger Protocol.

If a Material Adverse Change has occurred and the Merging Companies do not agree to an amendment to this Merger Protocol prior to the earliest of (i) thirty (30) calendar days from the day in which the MAC Notice has been delivered or (ii) the date of the holding of Campofrío´s General Shareholders Meeting that shall resolve on the Merger if the MAC Notice is delivered less than thirty days prior to the date of Campofrío General Shareholders Meeting, each Merging Company will have the right to withdraw from, and terminate, this Merger Protocol, provided that such right of withdrawal (the “Withdrawal Notice”) must be exercised by written notice no later than 40 days from delivery of the MAC Notice.

For the avoidance of doubt, if either the MAC Notice or the Withdrawal Notice, as the case maybe, is not delivered timely in accordance with the provisions herein, the right to notify and/or to withdraw and terminate shall be considered irrevocably waived with respect to the events constituting the Material Adverse Change, and the condition precedent shall be considered fulfilled. Should a Merging Company deliver a Withdrawal Notice as a result of which the Merger Agreement is terminated, and the courts find that no Material Adverse Change existed, the Merging Company delivering the Withdrawal Notice shall be fully liable to the other for all damages (“daños y perjuicios”) caused.

“Material Adverse Change” means any extraordinary change, circumstance, condition, occurrence or development arising after the execution of this Merger Protocol that (a) has, individually or in the aggregate, a long term material adverse effect (efecto adverso sustancial) on the business, financial condition, results of operations, assets or properties of any Merging Company (such Merging Company to include its subsidiaries) taken as a whole or (b) significantly constrains, prohibits or renders illegal, the transactions contemplated by this Merger Protocol, excluding, in either case, any such effect, change, condition, occurrence or development to the extent directly arising from one or more of the following: (i) public or industry knowledge of the Merger, including any cancellations

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or delay in customer orders, any reductions in sales or revenues, any disruption in supplier, distributor, partner or similar relations or any early termination of employment by members of the senior management team; (ii) general economic and other conditions affecting the industry in which the Merging Companies compete, including business cycles and changes in the credit and/or capital markets, or any other national economy where either Merging Company or any of their respective subsidiaries has material operations or sales; (iii) any change in accounting requirements or principles or any change in applicable laws, rules or regulations or their interpretation, (iv) any change in the market price or trading volume of Campofrío’s listed securities, (v) any failure to meet internal projections or forecast or published revenue or earnings predictions for any period ending on or after the date of this Merger Protocol; and (vi) any cost or expense reasonably incurred or accrued in connection with the Merger.

4.2.2	Additional Conditions Precedent

The Parties acknowledge and agree that the effectiveness of the Merging Companies’ respective shareholders meeting merger resolutions shall be subject to the following Conditions Precedent:

(a)	Antitrust clearances

The obtaining of clearance from any relevant antitrust authorities (collectively, the “Authorization”), including:

•	The Spanish National Competition Commission (Comisión Nacional de la Competencia);

•	The Portuguese Competition Authority (Autoridade da Concorrencia); and

•	The German Federal Cartel Office (Bundeskartellamt)

The Merging Companies and, when applicable, the Shareholders, hereby undertake to collaborate in good faith to obtain the Authorization as soon as legally feasible and in any event before 30 November 2008 (the “Expiry Date”).

To this extent, the Merging Companies undertake to (a) prepare and file with the appropriate anti-trust authorities as soon as practicable following the date of this Merger Protocol such documents, notifications and filings as are required to obtain the Authorisation for the satisfaction of the Condition Precedent established in this Clause, and (b) act diligently and to comply with all the requirements needed to obtain the Authorization from the antitrust authorities as soon as practicable following the date of this Merger Protocol.

If the antitrust authorities declare the Authorization subject to conditions that entail making changes to this Merger Protocol or to the structure of the transactions described herein, and one of the Parties reasonably considers that such changes significantly affect the economic balance of the obligations of the Parties, they shall, during a period of two (2) months (not to exceed, in any case, the Expiry Date), negotiate in good faith to reach a solution which re-establishes such balance. Should the Expiry Date arrive without the Parties having reached a mutually satisfactory solution, this Condition Precedent shall not have been satisfied.

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Should the relevant antitrust authorities deny their Authorisation to the Merger or if such Authorisation is not obtained before the Expiry Date, this Condition Precedent shall not have been satisfied.

(b)	Granting of the exemption of article 8.g) of the Royal Decree 1066/2007

The CNMV granting, without any condition, to SF and the SF Group the exemption set forth in article 8.g) of Royal Decree 1066/2007 (the “Exemption”) or SF obtaining comfort at its own discretion that the Exemption will be granted.

If the CNMV subjects the granting of the Exemption to any condition, SF will have the right, not later than ten (10) Business Days after such granting, to either accept such condition or not to proceed with the Merger. In the latter case, Campofrío and its shareholders will not have any right to be compensated for any damages or costs caused or incurred in connection with the proposed Merger. “Business Day” means a day that is not a Saturday, Sunday or a bank holiday in the city of Madrid.

If, before the Expiry Date, (i) the CNMV denies the granting of the Exemption, or (ii) if such Exemption is not granted or (iii) is subject to any condition that is not accepted before Expiry Date by SF, this Condition Precedent shall not have been satisfied.

CLAUSE 5. INTERIM PERIOD

The Parties acknowledge and represent that from 1 January 2008 the Merging Companies have conducted and will conduct their businesses in their ordinary and usual course until the registration of the Merger with the Mercantile Registry (the “Effective Date”). The period from 1 January 2008 to the Effective Date shall be hereinafter referred to as the “Interim Period”.

From the date of this Merger Protocol the Merging Companies shall not, without the consent of the other Merging Company, and unless otherwise results from this Merger Protocol:

(a)	Issue of any share or convertible instruments, options or warrants or any other instrument which grant any right to the acquisition of shares, other than any issued in relation to the Merger or any of the agreement terms in this Agreement;

(b)	Any amendment of the by-laws, other than the by-laws amendments reflected in the Governance Amendments;

(c)

Any declaration, distribution or payment of dividends or any other payment to the shareholders, including by way of warrant, notes or other similar instruments (other than (i) Campofrío’s dividends as approved by Campofrío’s ordinary General Shareholders Meeting held on 17 June 2008, which includes a dividend in cash for an amount of 12 million Euros which shall be paid on July 8th, 2008 and a dividend in kind by delivery of 1,698,185 Campofrio treasury shares which shall be paid on

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July 16th, 2008 or (ii) any amounts to be paid to GSH Shareholders or Campofrío’s shareholders based on the results of any on-going transaction which might be executed prior to the Merger, as referred to in (f) below.

(d)	Any repurchase, redemption or acquisition, directly or indirectly, of any shares of their share capital other than the ordinary acquisition of treasury shares (“autocartera”) acquired within the limits of the general shareholders authorization in force.

(e)	Engage in any material capital expenditure (except as provided for in the annual budget or business plan); and

(f)	Any negotiation with any third party regarding any transfer of any material part of their industrial or commercial activities, or the entering into any acquisition, merger, contribution, hive down, alliance or collaboration agreement or other arrangement with respect to any material part of their industrial or commercial activities, other than any on-going negotiations already under way by either Merging Company and as agreed with the other Merging Company.

Any request for a Merging Company’s consent to a proposed transaction under this Clause shall be deemed accepted by that Merging Company if it fails to issue any decision in this regard within the term of ten (10) calendar days from the date in which it receives the consent request.

CLAUSE 6. CORPORATE GOVERNANCE AND OTHER SPECIFIC PROVISIONS

The Parties and their Shareholders acknowledge that they have agreed to the execution of the Merger, inter alia, on the basis of the following corporate governance provisions which each of the Parties agree to comply with and ensure, to the extent legally possible, compliance with:

6.1	General provisions concerning Campofrío’s administration and management

6.1.1	Campofrío and its group companies’ corporate identity

Campofrío will maintain its current corporate name and distinctive signs. The corporate names and the distinctive signs of GSH subsidiaries which will be integrated in Campofrío’s group pursuant to the Merger will be adapted as applicable to the Campofrío’s group own distinctive signs. In particular, these registered names and corporate signs shall delete any reference to Smithfield that could result on confusion with the names and corporate signs of SF Group.

6.1.2	Headquarters

Campofrío’s main office will be located in Madrid.

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6.1.3	Board of Directors

After the execution of the Merger, the Board of Directors of Campofrío shall, in both composition and practice, reflect the company’s status as a leading pan-European company, and will follow the best practices in modern corporate governance. The Parties and the Shareholders shall take all necessary measures to ensure that the Shareholders General Meeting of Campofrío approving the Merger appoints, pursuant to section 238.1.h) of the Spanish Corporations Act and subject to the effectiveness of the Merger, a new Board of Directors of nine Directors, the composition of which, will be as follows.

Chairman:	Mr. Pedro Ballvé Lantero (Domanial Director proposed by Reference Shareholders)

Board members:	Mr. Juan José Guibelalde Iñurritegui (Independent Director)

Mr. Guillermo de la Dehesa Romero (Independent Director)

Mr. Yiannis Petrides (Independent Director)

Mr. Luis Serrano Martín (Domanial Director proposed by Reference Shareholders)

Mr. C. Larry Pope (Domanial Director proposed by Smithfield Foods)

Mr. Richard Jasper Poulson (Domanial Director proposed by Smithfield Foods)

Mr. Caleb Samuel Kramer (Domanial Director jointly proposed by OCM Luxembourg EPOF Meats Holding SARL and OCM Luxembourg OPPS Meats Holding SARL )

Mr. Karim Michael Khairallah (Domanial Director jointly proposed by OCM Luxembourg EPOF Meats Holding SARL and OCM Luxembourg OPPS Meats Holding SARL)

Mr. Caleb Samuel Kramer and Mr. Karim Michael Khairallah will be designated by OCM European Principal Opportunities Fund L.P. and proposed on behalf of OCM Luxembourg EPOF Meats Holding SARL and OCM Luxembourg OPPS Meats Holding SARL. The Parties acknowledge and accept that Mr. Juan José Guibelalde Iñurritegui will meet all the terms of the Independent Director definition established in the Código Unificado de buen gobierno de las sociedades cotizadas on 1 January 2009.

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Mr. Pedro Ballvé Lantero will remain as Chairman of Campofrío for a period of five (5) years after the execution of the Merger. The Board of Directors will continue to have a Vice-President, who shall be appointed by the Board of Directors.

The initial term of the Directors referred to above will be of five (5) years after the execution of the Merger. The Parties agree that each Shareholder or Shareholders will continuously have the right to designate the number of members to the Board indicated above upon the expiration of the term, removal, resignation or death of its designee, for consecutive five (5) year-terms, unless the relevant Party has reduced the participation resulting from the Merger and its holding is below the percentage that proportionally is required to hold the right to appoint such number of Directors pursuant to section 137 of the Spanish Companies Act, in which case it or they may appoint only the number of Directors in proportion to the percentage as results from such section 137. The Parties agree that any Director proposed by OCM Luxembourg EPOF Meats Holding SARL and OCM Luxembourg OPPS Meats Holding SARL will have to be designated by OCM European Principal Opportunities Fund L.P.

The composition of any Committee within the Board of Directors of Campofrío shall be consistent with the above distribution and the applicable law and regulations. In any event, future appointments of the Independent Directors will be carried out by a proposal of the Nominations and Remunerations Committee (Comité de Nombramientos y Retribuciones), among the persons included in a list to be proposed by specialized advisors.

6.1.4	Management provisions

The Parties agree that after the Merger has been completed the management of Campofrío will be as follows:

(a)	CEO: Mr. Robert Alair Sharpe II

(b)	Senior Management Team

After the Merger has been completed, the new Board of Directors shall appoint a new Nominations and Remuneration Committee, which shall be determined following the same criteria than those applicable to the composition of the Board of Directors and in accordance with the internal corporate governance regulations. The Nominations and Remuneration Committee shall review and propose to the Board of Directors within the following 9 months after execution of the Merger a slate of candidates for the senior management team of the company.

(c)	Senior Management Team Incentives

The Board of Directors, following the proposal of the Nominations and Remuneration Committee, shall also approve an incentive plan for the senior management team for the three (3) years after the Merger.

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Any existing GSH management incentives will be cancelled, at the GSH Shareholders’ cost, prior to the Merger.

6.1.5	Business Plan

Following the execution of the Merger Campofrío will run its businesses in accordance with the management business plan for Campofrío that has been approved by the respective Board of Directors of Campofrío and GSH.

6.1.6	Dividend policy

The Merging Companies and the Shareholders recognize the importance that Campofrío, as listed company, has a defined dividend policy which shall be based on the performance of the company and the available capital.

In this regard, the Parties intent is that the dividend of Campofrío should be not less than 50% of its net profits subject to the following priorities having been fulfilled, as resolved by the Board of Campofrío or as results from the budget approved by the latter: (i) it has funded its requirements at that time of CAPEX for maintenance and growth (such CAPEX expenditures to be not less than depreciation), (ii) it has funded its current and future investment requirements (provided these have already been approved by the Board and assuming in any event the existence of a reasonable level of financial leveraging) and (iii) it fulfils any restriction under the existing financial agreements.

6.2	Campofrío’s By-laws and Corporate Governance regulation

6.2.1	Campofrío as listed company

Campofrío will remain listed on the Spanish Stock Exchanges. The Parties and the Shareholders shall take all necessary measures to ensure that the new shares of Campofrío issued to execute the Merger are listed as soon as practicable.

6.2.2	Amendment of Campofrío’s By-laws and Corporate Governance regulations

The Parties agree

(a)	to comply with and ensure compliance with Campofrío’s by-laws as they will be amended by the General Shareholders Meeting approving the Merger as detailed in Annex 2.1 and the Shareholders General Meeting regulation (Reglamento de la Junta General de Accionistas);

(b)	to ensure that the Board of Directors meeting of Campofrío approving the calling of the General Shareholders Meeting approve the amendments to the Board of Directors internal regulation (Reglamento del Consejo de Administración) annexed hereto as Annex 2.1 and the Parties agree to comply with and ensure compliance with such internal regulation.

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The Parties acknowledge and agree that the amendments mentioned above are an essential part to this Merger Protocol and reflect the Parties’ will on Campofrío’s by-laws and corporate governance regulations to be implemented in the context of the Merger. Consequently, the Parties further undertake to take such steps as may be necessary to register the amendments to the by-laws detailed in Annex 2.1 as soon as possible after the Merger. If the Mercantile Registry does not consider such amendments fit to be registered in their entirety, they will seek their partial registration, and the Parties will review in good faith possible amendments as long as they do not alter the undertakings of the Parties under this Merger Protocol. Notwithstanding the forgoing, matters agreed which are not incorporated in the by-laws shall remain binding among the Parties. In the event of any inconsistency between the by-laws of the Company and this Agreement, the latter shall prevail.

6.3	Commitments and obligations specifically assumed by the GSH Shareholders

The Parties agree that it has been an essential condition to enter into this Merger Protocol and to determine its terms and conditions, that the GSH Shareholders undertake the following:

6.3.1	Additional Disposition to Campofrío’s By-laws

SF, in its capacity as the parent company of the SF Group and therefore ultimate holder of the SF Group’s shareholding in Campofrío, hereby expressly acknowledges and agrees to the additional disposition of Campofrío’s by-laws established in Annex 2.1., which will be submitted for approval of Campofrío’s General Shareholders Meeting that will resolve on the Merger (the “Additional Disposition”).

SF hereby assumes and undertakes to comply with, and ensure compliance by, SFD, CF, and SI (as direct shareholders of Campofrío after the Merger, hereinafter the “SF Shareholders”), or any successor or assignee, with the Additional Disposition, regardless of whether or not it is entirely or partially registered with the Mercantile Registry, and assumes as “obligado solidario” the fulfillment of the obligations derived for the SF Shareholders from the Additional Disposition. To this extent, the Additional Disposition shall be binding upon SF (with the same effect and extent as if SF were a direct shareholder) and the SF Shareholders vis-à-vis Campofrío as it reflects the Parties’ will to enter into this Merger Protocol.

The Parties acknowledge and agree that the last paragraph of section 6.2.2 above includes and applies fully to the Additional Disposition as an amendment to the by-laws included in Annex 2.1.

6.3.2	Business Opportunities

In the event that SF or a company controlled by SF becomes aware of a business opportunity to acquire, finance or otherwise invest in any business in the processed meats sector within the current member states of the European Union (EU 27) (excluding Poland and

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Romania) (the “Business Opportunity”), SF shall, as long as permitted under applicable law, provide notice of such Business Opportunity to Campofrío. SF will be authorized to pursue the Business Opportunity upon the earlier of: (i) the Board of Directors of Campofrío has declined the Business Opportunity; or (ii) the passage of 21 calendar days after the date the notice is received by Campofrío and the Board of Directors has not expressed its agreement on pursuing this Business Opportunity.

There shall be no restrictions on the business activities of SF or a company controlled by SF except as provided above and unless otherwise prohibited by applicable law.

6.3.3	Termination of GSH Shareholders’ prior shareholders agreements

The GSH Shareholders expressly agree to terminate before the Effective Date all prior shareholders’ agreements existing among them.

CLAUSE 7. REPRESENTATIONS

7.1	Representations of Campofrío

Campofrío hereby represents to GSH that, as of the date hereof and as of the closing date of the Merger:

7.1.1	Organization and Authority of Campofrío and the Campofrío Group

Campofrío is a sociedad anónima duly incorporated, validly existing and in good standing under the laws of Spain and has full corporate power and authority to enter into this Merger Protocol and to perform its obligations hereunder.

Each of the entities in the Campofrío Group is a corporation, limited liability company or partnership duly incorporated or organized, validly existing and in good standing under the laws of its state or country of incorporation or organization. Each of Campofrío and the entities in the Campofrío Group is duly qualified or registered as a foreign corporation or other entity where required, and is in good standing, in each jurisdiction where the failure to do so would have a material adverse effect.

7.1.2	Authorization; Enforceability

The execution, delivery and performance by Campofrío of this Merger Protocol, and all of the documents and instruments required hereby from Campofrío, are within the corporate power of Campofrío and have been duly authorized by all necessary corporate action of Campofrío. This Merger Protocol is, and the other documents and instruments required hereby to which Campofrío is a party will be, when duly executed and delivered by the Parties hereto or thereto, the legal, valid and binding obligation of Campofrío, enforceable against Campofrío in accordance with their respective terms.

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7.1.3	No Violation or Conflict

The execution, delivery and performance of this Merger Protocol, and the other documents and instruments required hereby to which Campofrío is a party (except for the Financial Agreements as per and in the terms set forth in section 4.1.3 above), by Campofrío do not and will not conflict with or violate any law, judgment, order or decree binding on Campofrío or the charter or by-laws of Campofrío. Except for compliance with applicable antitrust laws and securities laws, no notice to, filing or registration with, or authorization, consent or approval of, any governmental, regulatory or self-regulatory agency is necessary or is required to be made or obtained by Campofrío in connection with the execution and delivery of this Merger Protocol, and the other documents and instruments required hereby to which Campofrío is a party, by Campofrío or the consummation by Campofrío of the transactions contemplated hereby.

7.1.4	Capitalization of Campofrío and the Campofrío Group

(a)	The shares included in its share capital represent all of the issued and outstanding capital of Campofrío, have been duly and validly issued and are fully paid. There are no options, warrants, calls, subscriptions, conversion or other rights, agreements or commitments obligating Campofrío to issue any additional shares of capital stock or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of capital stock of Campofrío.

(b)	All of the outstanding shares of capital stock of the entities in the Campofrío Group are validly issued and fully paid. All of the outstanding shares of capital stock, partnership, membership or equity interests in the entities in the Campofrío Group are owned by Campofrío, directly or indirectly through one or more intermediaries.

7.1.5	No knowledge

Campofrío is unaware of any event or circumstance which would be considered a Material Adverse Change affecting Campofrío which has not been disclosed to GSH during the Confirmatory Due Diligence exercise.

There is no event or circumstance arising from the information delivered by GSH to Campofrío in the Confirmatory Due Diligence that in accordance with Campofrío’s knowledge would be considered a Material Adverse Change affecting GSH.

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7.2	Representations of GSH and the GSH Shareholders

The GSH Shareholders hereby represent to Campofrío that, as of the date hereof and as of the closing date of the Merger:

7.2.1	Organization and Authority of GSH and the GSH Group

GSH is a sociedad limitada duly incorporated, validly existing and in good standing under the laws of Spain and has full corporate power and authority to enter into this Merger Protocol and to perform its obligations hereunder.

Each of the entities in the GSH Group is a corporation, limited liability company or partnership duly incorporated or organized, validly existing and in good standing under the laws of its state or country of incorporation or organization. Each of GSH and the entities in the GSH Group is duly qualified or registered as a foreign corporation or other entity where required, and is in good standing, in each jurisdiction where the failure to do so would have a material adverse effect.

7.2.2	Authorization; Enforceability

The execution, delivery and performance by GSH of this Merger Protocol, and all of the documents and instruments required hereby from GSH, are within the corporate power of GSH and have been duly authorized by all necessary corporate action of GSH. This Merger Protocol is, and the other documents and instruments required hereby to which GSH is a party will be, when duly executed and delivered by the Parties hereto or thereto, the legal, valid and binding obligation of GSH, enforceable against GSH in accordance with their respective terms.

7.2.3	No Violation or Conflict

The execution, delivery and performance of this Merger Protocol, and the other documents and instruments required hereby to which GSH is a party (except for the Financial Agreements as per and in the terms set forth in section 4.1.3 above), by GSH do not and will not conflict with or violate any law, judgment, order or decree binding on GSH or the charter or by-laws of GSH. Except for compliance with applicable antitrust laws and securities laws, no notice to, filing or registration with, or authorization, consent or approval of, any governmental, regulatory or self-regulatory agency is necessary or is required to be made or obtained by GSH in connection with the execution and delivery of this Merger Protocol, and the other documents and instruments required hereby to which GSH is a party, by GSH or the consummation by GSH of the transactions contemplated hereby.

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7.2.4	Capitalization of GSH and the GSH Group

(a)	The quotas included in its share capital represent all of the issued and outstanding capital of GSH, have been duly and validly issued and are fully paid. There are no options, warrants, calls, subscriptions, conversion or other rights, agreements or commitments obligating GSH to issue any additional quotas or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any quotas of GSH, except for the Earn-Out Agreement signed by GSH and GSH Shareholders dated August 7, 2006, which shall be terminated prior to the holding of GSH general shareholders meeting approving the Merger.

(b)	All of the outstanding shares of capital stock of the entities in the GSH Group are validly issued and fully paid. All of the outstanding shares of capital stock, partnership, membership or equity interests in the entities in the GSH Group are owned by GSH, directly or indirectly through one or more intermediaries.

7.2.5	No knowledge

GSH is unaware of any event or circumstance which would be considered a Material Adverse Change affecting GSH which has not been disclosed to Campofrío during the Confirmatory Due Diligence exercise.

There is no event or circumstance arising from the information delivered by Campofrío to GSH in the Confirmatory Due Diligence that in accordance with GSH knowledge would be considered a Material Adverse Change affecting Campofrío.

7.2.6	Tax matters

(a) The GSH Shareholders undertake to take all necessary measures in order GSH to elect for the application of the ETVE regime under Spanish corporate tax law within the current tax year.

(b) The GSH Shareholders represent and warrant that GSH, including all subsidiaries, will make their best efforts to comply, at the time of doing the election and at the time of the Merger, with the requirements set forth to qualify for the ETVE regime under Spanish law, including the requirements established in article 21 LIS.

(c) The GSH Shareholders represent and warrant that, as far as GSH is concerned, the special tax regime provided for mergers and other business restructuring transactions in Chapter VIII, Section VII of the Spanish Corporation Tax Act will be fully applicable to the Merger and, accordingly, that it will not be denied founded on an act or transaction that has brought a benefit only for GSH or the GSH Shareholders (such act or transaction, the “Responsible Act”).

(d) The GSH Shareholders will hold Campofrio harmless and indemnify Campofrio of any damages suffered arising out of any breach or misrepresentation in relation to any of the above undertakings, representations or warranties. Additionally, the GSH Shareholders will pay any financial and legal cost due from the obligation to place bonds or guarantees in any proceedings arising out the defense there from, as soon as such bonds and guarantees have to be granted.

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CLAUSE 8. ANNOUNCEMENTS AND DISCLOSURES. CONFIDENTIALITY

Immediately upon execution of this Merger Protocol, the Merging Companies shall issue a relevant fact and a press release in the form and substance agreed between the Merging Companies. No other announcement or disclosure concerning the Merger shall be made by any Party to this Merger Protocol without the prior written consent of the other Parties.

The restrictions in the preceding paragraph shall not apply to information disclosed as a result of any obligation under applicable law or any court order or the rules of any government body or regulatory organization, such as but not limited to, stock market authorities. Where such disclosure is required, the Party or Shareholder to which such obligation applies shall immediately inform the other Parties and the other Shareholders thereof prior to such disclosure being made.

Each of the Parties shall keep confidential all information and documents they have received from the other Parties in connection with the negotiation and execution of this Merger Protocol. To this extent, the Confidentiality Agreement entered into by the Merging Companies on 18 February 2008 shall survive notwithstanding the execution of this Merger Protocol and the Parties to this Merger Protocol expressly adhere to the same.

CLAUSE 9. FURTHER ASSURANCES

9.1.	The Merging Companies and the Shareholders shall, so far as reasonably able, do or procure all things as may be required to give effect to this Merger Protocol and the Merger including, without limitation, the execution of all deeds and documents, procuring the convening of all meetings, the giving of all necessary waivers and consents and the passing of all resolutions and otherwise exercising all powers and rights available to them.

9.2.	The Parties will expressly opt to apply to the Merger the special tax regime provided for mergers and other business restructuring transactions in Chapter VIII, Section VII of the Spanish Corporation Tax Act, which implements the rules laid down in the Council Directive 90/434/EEC (Merger Directive). The parties intend that the Merger constitute a reorganization under section 368 of the U.S. Internal Revenue Code and that this Agreement constitute a plan of reorganization for such purposes.

9.3.	The Merging Companies and the Shareholders will jointly cooperate so far as matters are within their respective control to ensure the continuity and a smooth transition of the business of GSH into Campofrío.

9.4.	The Merging Companies will inform each other as soon as any event constituting a Material Adverse Change with respect to its activity should occur.

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CLAUSE 10. EXPENSES AND FEES

Each Party and Shareholder shall be responsible for its own costs and expenses incurred in connection with the preparation, negotiation and execution of the Merger Protocol.

CLAUSE 11. TERMINATION OF THE MOU

Upon execution of this Merger Protocol the memorandum of understanding in relation to the Merger shall be terminated.

CLAUSE 12. GENERAL

12.1	None of the Parties to this Merger Protocol may assign its rights or obligations under this Merger Protocol without the prior written consent of the other Parties.

12.2	This Merger Protocol shall be binding upon each Party’s successors and permitted assigns.

12.3	This Merger Protocol has been drafted and signed in both Spanish and English language (except that the Annexes may be in Spanish or English only). In case of discrepancies between the English version and the Spanish version the Spanish version shall prevail.

12.4	If any provision of this Merger Protocol is held to be illegal, invalid or unenforceable in whole or in part the legality, validity and enforceability of the remaining provisions of this Merger Protocol shall not in any way be affected or impaired thereby, and the signors shall negotiate in good faith to replace the offending provision by another enforceable, valid and legal provision that has the same or a similar as possible effect on the transaction hereby contemplated as the original provision.

12.5	The rights of each signor under this Merger Protocol:

(a)	May be exercised as often as necessary;

(b)	Are cumulative and not exclusive of rights and remedies provided by law; and

(c)	May be waived only in writing and specifically.

(d)	Delay in exercising or non-exercise of any such right is not a waiver of that right.

CLAUSE 13. NOTICES

13.1	Any notice or other formal communication given under this Merger Protocol must be in writing (which does not include e-mail) and may be delivered, faxed or sent by overnight courier to the party to be served at its fax number or address appearing in this clause or at such other fax number or address as it may have notified to the other party in accordance with this Clause.

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13.2	Any notice or other formal communication shall be deemed to have been given:

(a)	if delivered, on the day of delivery; or

(b)	if faxed before 17.00 in the place of receipt, on the day faxed or, otherwise, on the day after it was faxed; or

(c)	if sent by overnight courier, at 10.00 a.m. on the day after it was sent,

provided that if such day is not a business day, such notice shall be deemed to have been given on the next business day.

13.3	Any notice to the Parties shall be sent to the following addresses:

any notice sent to Campofrío shall be sent to:

Address:

Avenida de Europa 24, Parque Empresarial La Moraleja

28109, Alcobendas (Madrid)

Spain

Fax number: +34 91 661 53 45

For the attention of: Pedro Ballvé Lantero

any notice sent to GSH, its shareholders, Smithfield Foods Inc. and/or OCM European Principal Opportunities Fund L.P. shall be sent to:

Address:

499 Park Avenue

6th Floor, New York, NY 10022

U.S.A.

Fax number: +1 (212) 758 8421

For the attention of: Richard Jasper Poulson

and

Address:

27 Knightsbridge

London SW1X 7LY

United Kingdom

Fax number: +44 207 201 4603

For the attention of: Karim Michael Khairallah

any notice sent to Carbal S.A., Bitonce S.L., and/or Betónica 95 S.L. shall be sent to:

Address:

Avenida de Europa 24, Parque Empresarial La Moraleja

28109, Alcobendas (Madrid)

Spain

Fax number: +34 91 661 03 17

For the attention of: Pedro Ballvé Lantero

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any notice sent to Cartera Nuvalia S.L. and/or Alina Corporate S.L.:

Address:

Avenida de Europa 24, Parque Empresarial La Moraleja

28109, Alcobendas (Madrid)

Spain

Fax number: +34 91 125 04 50

For the attention of: Luis Serrano Martín

CLAUSE 14. GOVERNING LAW, JURISDICTION

14.1	Governing law

This Merger Protocol shall be governed by and shall be construed in accordance with and the Parties submit to Spanish law in relation to it.

14.2	Jurisdiction

All claims, disputes and other matters arising out of or relating to this Merger Protocol which, in the opinion of one of the Parties, the Parties are unable to resolve by mutual agreement, shall exclusively and finally be settled by the Courts of Madrid.

CLAUSE 15. COUNTERPARTS

This Merger Protocol may be entered into in any number of counterparts, all of which take together shall constitute one and the same instrument. SF executes this Merger Protocol on behalf of SFDS Global Holdings B.V, without prejudice to SFDS Global Holdings B.V execution of this document as soon as possible, and in any event within 30 days.

AS WITNESS whereof this Merger Protocol has been entered into the day and year first above written and is executed in 12 originals, one of each signor.

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/s/ Pedro Ballvé Lantero
Campofrío Alimentación, S.A.
Pedro Ballvé Lantero

/s/ Pedro Ballvé Lantero
Carbal S.A.
Pedro Ballvé Lantero

/s/ Pedro Ballvé Lantero
Bitonce, S.L.
Pedro Ballvé Lantero

/s/ Pedro Ballvé Lantero
Betónica 95, S.L.
Pedro Ballvé Lantero

/s/ Luis Serrano Martin
Cartera Nuvalia, S.L.
Luis Serrano Martin

/s/ Luis Serrano Martin
Alina Corporate, S.L.
Luis Serrano Martin

/s/ Richard J.M. Poulson
Groupe Smithfield Holdings, S.L.
Richard Jasper Poulson

/s/ Richard J.M. Poulson
Smithfield Foods, Inc.
Richard Jasper Poulson

/s/ Richard J.M. Poulson
SFDS Global Holdings B.V.
Richard Jasper Poulson

/s/ Szymon Dec	/s/ Justin Bickle
OCM Luxembourg EPOF Meat Holdings SARL
Justin Bickle
Szymon Dec

/s/ Szymon Dec	/s/ Christophet Bochringer
OCM Luxembourg OPPS Meat Holdings SARL
Christophet Bochringer
Szymon Dec

/s/ Emily Alexander	/s/ Caleb Kramer
OCM European Principal Opportunities Fund, L.P. by OCM European Principal Opportunities Fund GP, L.P., its general partner, by OCM European Principal Opportunities Fund GP Ltd., its general partner, by Oaktree Capital Management, L.P., its director
Emily Alexander
Caleb Kramer

Annex 2.1

CAMPOFRÍO ALIMENTACIÓN, S.A.

COMPANY BY-LAWS

TITLE I

NAME, CORPORATE PURPOSE, REGISTERED OFFICE AND TERM

ARTICLE ONE

Name	The Company’s name is CAMPOFRÍO ALIMENTACIÓN, S.A. It is a Spanish company and shall be governed by these by-laws, and with respect to all matters not covered herein, by the applicable statutory provisions.

ARTICLE TWO

The Company’s Corporate Purpose	1.- The preparation and marketing of products for human and animal consumption. For this purpose, the Company shall be engaged in the business of rearing and slaughter of animals for meat products and the processing of raw materials: meats, fish, dairy products, vegetables, cereals and other products, as necessary.
2.- The provision of advisory services, technical services, and management and training, related to the production and marketing of food products.

Any activities falling within the Company’s corporate purpose may be undertaken by the Company, either directly or indirectly, through its own businesses or by means of holdings in companies having identical or similar corporate purposes.

ARTICLE THREE

Registered Office	The Company’s registered office is at Avda. de Europa, no. 24 “Parque Empresarial La Moraleja”, Alcobendas, Madrid, which is where its legal representative office shall be based.

Change of Address	The Board of Directors may resolve to relocate the Company’s registered office to another address within the same municipality without the need for a Shareholders’ Resolution, and may resolve to create, close or change the address, as applicable, of branches, agencies and representative offices, both in Spain and abroad, when this is deemed to be in the Company’s interest.

ARTICLE FOUR

Term	The Company is incorporated for an indefinite period of time, such period commencing on date of execution of its deed of incorporation.

TITLE II.

SHARE CAPITAL AND SHARES

ARTICLE FIVE

The Company’s share capital is FIFTY-TWO MILLION SIX HUNDRED AND FORTY-THREE THOUSAND SEVEN HUNDRED AND TWENTY-FOUR EUROS (52,643,724 euros), represented by 52,643,724 shares, with a par value of one euro each one, in a single series, fully subscribed and paid up. The shares are all of the same kind and class and have the same rights and obligations as represented by the book entries.

[N.B: The amount of share capital will be amended as a result of the merger].

ARTICLE SIX

Co-ownership	The shares are indivisible. Co-owners of one or more shares shall appoint one person to exercise the shareholders’ rights and shall be liable to the Company jointly and severally for any obligations that may arise from their shareholder status.

ARTICLE SEVEN

Shareholders’ rights

Each share confers on its legal owner the status of shareholder and vests on them the rights recognized by these by-laws and by the law.

Shareholders shall have at least the following rights:

a) The right to participate in the distribution of the company’s profits and in the net assets existing upon liquidation;

b) The right to preemptive subscription in the issue of new shares or bonds convertible into shares;

c) The right to attend and vote at general meetings, and the right to challenge company resolutions; and

d) The right to information.

Usufruct	In the event of usufruct of shares, the status of shareholder shall lie with the legal owner thereof, who shall exercise the rights of a shareholder on an exclusive basis, with the sole exception of the right to participate in the profits obtained during the period of usufruct, in the terms legally established.

Pledge	In the event of a pledge of shares, shareholder status shall lie with the legal owner thereof, who shall exercise the rights arising from such status on an exclusive basis, in the terms legally established.

ARTICLE EIGHT

Capital Increases	The share capital may be increased or decreased by resolution of the General Shareholders Meeting called for such purpose, and subject to the provisions of the Public Companies Act (Ley de Sociedades Anónimas).

Vesting of powers on the Board	In the event of a share capital increase, the General Meeting may vest on the Board the powers set out in the Public Companies Act.

ARTICLE NINE

Subscription Rights	In capital increases involving the issue of new shares, either ordinary or preferred, as well as in the issue of convertible bonds, existing shareholders and holders of convertible bonds may request, within the time granted for such purpose by the Board of Directors of the Company, and in accordance with the Public Companies Act, the right to subscribe shares or convertible bonds in the new issue proportionate to the number of nominal shares that they own or that would belong to holders of convertible bonds if they were to exercise their right to conversion.

Withdrawal of Preemptive Rights	When so dictated by the Company’s interests, and provided that the provisions of the Public Companies Act are respected, when deciding upon the capital increase, the General Meeting may resolve to totally or partially withdraw the right to preemptive subscription.

Non-voting Shares	In share capital increases, the Company may resolve to issue non-voting shares, subject to the rules and restrictions set forth in the Public Companies Act.

ARTICLE TEN

Issue of other Securities	By resolution of the General Meeting, adopted in accordance with these by-laws and the provisions of the applicable laws, the Company may issue any other kind of securities acknowledging or creating a debt, such as bonds, debentures or other similar securities.

TITLE III.

COMPANY MANAGEMENT AND GOVERNANCE.

SECTION ONE. GENERAL SHAREHOLDERS MEETINGS

ARTICLE ELEVEN

Powers of the General Meeting	The General Shareholders Meeting is responsible for the management and corporate governance of the Company. All shareholders, including dissenting shareholders and those not in attendance, are bound by the resolutions adopted by the General Shareholders Meeting within the scope of its remit, notwithstanding their right to challenge such resolutions are permitted by law.

Right to challenge Procedure	The General Shareholders Meeting shall set forth the rules governing its own internal procedures in a Regulation, which shall be submitted for its approval and must respect all the provisions of the applicable laws and these by-laws.

ARTICLE TWELVE

General Meetings	General Shareholders Meetings may be Ordinary or Extraordinary.

Ordinary General Meetings

The Ordinary General Meeting shall meet within the first six months of each corporate year, and its principal purpose shall be to review the company’s management; to approve, where applicable, the accounts for the preceding financial year and the management report; and to decide on the allocation of results.

Notwithstanding the above, and in accordance with the provisions of the Public Companies Act, the Ordinary General Meeting shall be deemed to be valid even though it has been called or held outside the time limit.

Extraordinary General Meetings	All other General Meetings shall be extraordinary and shall be held when called by the Board of Directors, when they believe it to be in the interest of the Company, or when a written request is made by a number of members holding at least five per cent of the share capital. Such request must set out the resolutions to be discussed at the Meeting, in the manner established in the Public Companies Act.

ARTICLE THIRTEEN

Notice	General Meetings shall be called by the Board of Directors in accordance with the Public Companies Act.

Right to Information	In addition to the legal requirements, and when so required by the Public Companies Act, the notice of meeting shall also indicate the right of shareholders to examine at the registered office, and where applicable, to immediately obtain free of charge, the documents to be submitted for approval by the General Meeting and the expert reports stipulated in the aforementioned Act. When a legal provision lays down other requirements for general meetings discussing specific matters, this article shall not apply, and the specific provisions in each case shall be observed.

Additional Notice of Meeting	The shareholders representing the minimum percentage of share capital established for this purpose in the Public Companies Act may request that an additional Notice of Meeting be published, including one or more items on the Agenda, in which case, the provisions of the Public Companies Act shall be observed. In the event of exercise of such right by shareholders with a holding below the legally established minimum, the Board of Directors may freely decide whether or not to grant such request.

ARTICLE FOURTEEN

Right of Attendance. Minimum Shareholding Requirement. Pooling	Those shareholders recorded as such in the account entries of the company’s books may attend the General Meeting, providing notice of their attendance five days before the date when the General Meeting is to be held. Shareholders may attend the General meetings themselves or by means of proxy, provided that they have a minimum of 10 shares, either own shares, represented shares or both own and represented shares, and may in any event, pool their shares to attain the minimum number required to be able to attend the General Meeting.

Attendance by the Board and Managers	Directors shall attend General Meetings. The meetings may also be attended by managers, technical staff and other persons related to the Company whose attendance is deemed to be appropriate by the Board in view of the items included on the Agenda.

Proxy

Any shareholder entitled to attend may appoint another person as proxy to represent them at the General Meeting, even if such person is not a shareholder in the manner and subject to the requirements referred to above and under the legal provisions applicable from time to time.

The proxy shall be specific for each meeting and must be granted in writing or by means of remote communication, provided that these means sufficiently guarantee the identity of the represented shareholder and fulfil the requirements established or to be established for remote means of voting, in accordance with these By-laws.

Proxy Solicitation	In the event of proxy solicitation, the provisions of the Public Companies Act, and where applicable, those governing listed companies in the Securities Markets Act shall apply.

Unless express instructions are given otherwise by the shareholder, in the event that the proxy holder is affected by a conflict of interest, it shall be assumed that the shareholder has also appointed as proxy holders, jointly and severally and successively, the Chairman of the General Shareholders Meeting, and if he/she is affected by a conflict of interest, the Secretary of the General Shareholder Meeting, and if the later is affected by a conflict of interest, the Chairman of the Audit committee. When the proxy is delivered to the company without express identification of the proxy holder, it shall be assumed that the shareholder has appointed as proxy holders the persons holding the aforementioned offices, and the rule set forth in the foregoing paragraph shall apply.

The proxy may also include any other items that are not included on the Agenda, but which may be discussed at the meeting, when permitted by the law. In this case, the indications made in the foregoing paragraphs shall also apply. In the event that the proxy does not include voting instructions as to the proposals on the Agenda, unless otherwise indicated in the proxy, it shall be understood that the proxy holder shall vote in favour of the proposals submitted by the Board of Directors.

Conversely, when items are to be discussed at the meeting that are not included on the Agenda, in the event that the proxy does not include voting instructions in this respect, unless otherwise indicated in the proxy, it shall be understood that the proxy holder shall vote against those proposals.

ARTICLE FIFTEEN

Ordinary Quorum	It shall be deemed that the General Meeting at first call has sufficient quorum when the shareholders present or represented hold at least twenty-five per cent of the subscribed voting capital. At second call, the General Meeting shall be deemed to have sufficient quorum irrespective of the voting capital present or represented.

Enhanced Quorum	For the General Meeting to validly approve the issue of debentures, capital increases or decreases, the conversion, merger or spin-off of the Company, and in general, any amendment to these by-laws, it shall be necessary, at first call, for shareholders holding at least sixty-five per cent of the subscribed voting capital to be in attendance, either directly or by proxy. At second call, attendance by fifty per cent of such capital shall be sufficient.

Both for the first as well as the second meeting, the resolutions referred to in the previous paragraph shall require the favourable vote of the majority of capital with voting rights by those present or represented at the Meeting., providing this majority represents at least 45% of the subscribed capital with voting rights.

ARTICLE SIXTEEN

Universal	Notwithstanding the provisions set forth in the foregoing articles, the General Meeting shall be deemed to have sufficient quorum to address any matter, provided that all of the share capital is present or represented and those attending unanimously agree to the holding of the Meeting.

ARTICLE SEVENTEEN

General Meeting, Chairman and Secretary	General Meetings shall be held in the city where the Company has its registered office. The Chairman and Secretary of the Board of Directors shall act in such capacity in the General Meeting. In the absence of either of them, the shareholder elected in each case by the members attending the General Meeting shall act as Chairman or Secretary.

Solely those items included in the notice of meeting may be discussed and voted on.

Attendance List	Before discussing the items on the Agenda, a list of attendees shall be drawn up, stating the status or representative capacity of each attendee and the number of shares that they own or represent.

At the end of the list, the number of shareholders present or represented shall be stated, as well as the amount of capital they hold, specifying voting capital. The attendance list may also be draw up in a file or recorded in electronic format.

Chairman’s Duties	It shall be the duty of the Chairman of the General Meeting to lead discussions; to give the floor and to decide on the length of time for successive contributions; to decide when a matter has been sufficiently discussed; and to choose the procedure for voting, settling any disputes that may arise.

With respect to all other matters, the provisions of the Public Companies Act shall apply.

ARTICLE SEVENTEEN BIS

Remote exercise of voting rights	Those shareholders entitled to attend and vote at the General Meeting may cast their vote with respect to he proposals included on the Agenda by mail or through electronic means, in accordance with the provisions of the Shareholders Meeting Regulation and any other rules established by the Board of Directors complementing and implementing the contents of the Shareholders Meeting Regulation.

Depending on the technical and legal means allowing for and guaranteeing the identity of the shareholder exercising their voting right, the Board of Directors shall be authorized at any time to implement further and complement the provisions set forth in the General Shareholders Meeting Regulation. On the basis of the technology and security offered by the available technical system, and the rules that, where applicable, implement this system, the Board of Directors shall also be entitled to establish the time from which shareholders may exercise their right to cast their vote or grant their proxies by remote mechanisms, and the terms and conditions thereof.

The regulation, as well as any amendment thereof, which may be issued by the Board of Directors to implement and to complement the General Shareholders Meeting Regulation in accordance with this article, and the fixing by the Board of Directors of the time from which the shareholders may the exercise their right to vote by remote means shall be published on the Company’s website.

All shareholders entitled to attend the meeting and casting their votes by remote means under the foregoing paragraph shall be deemed to be present for the purposes of the quorum of the General Shareholders Meeting.

The personal attendance of the shareholder shall automatically revoke the remote proxy.

ARTICLE EIGHTEEN

Minutes and Approval	Minutes of the General Meetings shall be drawn up, which may take any of the forms established in the Public Companies Act. The Minutes shall be approved, when no special quorum is required, by means of the favourable vote of a simple majority of the shares present at the Meeting, which shall take place immediately after it has concluded, and failing this, within a period of fifteen days, by the Chairman and two Scrutineers, one on behalf of the majority and another on behalf of the minority.

Notarized Minutes	When notarized minutes of the General Meeting are required, the preparation, content and completion of such minutes shall comply with the applicable laws. The notarized minutes shall be regarded as the minutes of the General Meeting.

Certificate of Resolutions	The certificate of the resolutions of the General Meeting shall be drawn up in accordance with the provisions of the Public Companies Act and the Commercial Registry Regulation applicable from time to time.

SECTION TWO

BOARD OF DIRECTORS

ARTICLE NINETEEN

Function of the Board	The Board of Directors shall also be responsible for the management, representation and administration of the Company, having the broadest powers for such purpose. Its representative powers extend to all those acts deemed necessary for the enforcement of its corporate purpose established herein.

Composition of the Board	The Board of Directors shall have a minimum number of three members and a maximum number of ten, which shall include one Chairman and one or more Vice-chairmen to act in lieu of the Chairman in the event of his/her absence. The order of preference for substitution shall follow the same order as the appointment of such members to the Board. The Board itself shall also elect a Secretary, and optionally, a Vice-secretary to substitute the Secretary in the event of his/her absence. The Secretary and Vice-secretary may or may not be directors. In the latter case they shall have a voice at the meetings but no vote.

Compatibility and Term of Office

It is not necessary to be a shareholder to become a member of the Board of Directors, and the capacity of Director is compatible with any other office within the Company.

Directors shall be appointed and removed by the General Shareholders Meeting upon proposal by the Board of Directors.

Directors shall be appointed for a period of five years, and may be reelected one or more times for the same period of time.

Re-election	Proposals to appoint, reelect or dismiss Directors submitted to the General Shareholders Meeting by the Board of Directors shall be made in turn upon proposal by the Appointments and Remunerations Committee in the case of independent Directors, based on the list prepared by specialised consultants if is required by any of the Directors, and following a report by such Committee in the case of all other Directors.

Post-termination restrictions	Directors terminating their term of office, or who for any other reason cease to perform the duties of their office, may not render services to any company with a similar corporate purpose to that of the Company for a term of two years, unless such companies are affiliated to the Group or the Board of Directors releases them from this obligation or reduces the period during which such services may not be rendered.

Co-opting	Any vacant positions that may arise on the Board shall be covered provisionally by the Board of Directors, upon proposal by the Appointment and Remunerations Committee, by means of the designation, among the shareholders, of those persons that shall temporarily hold the position of Director until a final resolution is adopted by the next General Meeting.

Regulation	The Board of Directors shall set forth the rules governing its own internal procedures in a Regulation and shall accept the resignation of its Directors in accordance with the provisions of the Public Companies Act.

ARTICLE NINETEEN BIS

Termination of Directors

1. Directors shall cease to hold office at the end of the term for which they were appointed if they have not been re-elected at the first General Shareholders Meeting, or upon expiry of the statutory period for the holding of the Ordinary General Meeting, provided that this is established in the applicable legislation.

2. Also:

a) When they cease to hold the executive positions to which their appointment as Director was related.

b) Where they are affected by any incompatibility or prohibition established by law.

c) Where their continued presence on the Board may be detrimental to the Company’s interests or when the reasons for which they were appointed no longer apply.

ARTICLE TWENTY

Meetings	1. The Board of Directors shall meet whenever the interests of the Company so advise and at least three times a year, and at the initiative of the Chairman, as many times as he/she deems appropriate for the proper running of the Company or when so requested by any of the Committees, if appointed, or by a majority of the Directors.

Likewise, when the person holding office as Chairman has the capacity of executive director/senior executive of the Company, the Board may authorize one of its independent directors on a permanent basis to request that the Chairman call a meeting of the Board or include new items on the Agenda.

2. Notice of ordinary meetings shall be sent by letter, fax, telegram or electronic mail and shall be signed by the Chairman or the Secretary under the instructions of the Chairman in witness of their approval. Notice shall be sent at least seven days in advance.

Notice of the meeting shall always include the Agenda for the meeting and shall be accompanied by the relevant information duly summarized and prepared.

3. Extraordinary meetings of the Board may be called by telephone, and the notice period and other requirements set out in the foregoing section shall not apply when, in the Chairman’s opinion, the circumstances so dictate.

4. The Board shall draw up an annual schedule of ordinary meetings, and where possible, shall have a formal list of matters to be addressed. In accordance with the provisions of the Regulation of the Board, the Board shall set aside at least one meeting a year to assess its procedure and the quality of its work.

ARTICLE TWENTY-ONE

Quorum for the Board	The meetings of the Board of Directors shall be deemed to have sufficient quorum when half plus one of its members are present or represented. Directors may delegate their vote to other Directors, provided that this is done in writing and is specifically for each meeting.

Approval of Resolutions	The resolutions of the Board of Directors shall be adopted by an absolute majority of those present, unless stipulated otherwise by the law or statutory.

In any case, the favourable vote of two thirds of members of the Board of Directors shall be required to enable the Board (i) to validly adopt the resolutions concerning items that are reserved for the Board in accordance with Article 24 of these By-laws (with the exception of the appointment and dismissal of senior executives, according to article 24 d), which shall only require an absolute majority) (ii) to designate one or more Managing Directors and (ii) to modify its Organisation Regulations.

ARTICLE TWENTY-TWO

Minutes of the Board	The discussions and resolutions of the Board of Directors shall be recorded in a Minutes Book, and they shall be signed by the Chairman and Secretary.

Certified Resolutions	In order to leave on record the resolutions of the Board of Directors, certificates shall be issued signed by the Secretary, with the approval of the Chairman or whoever he/she may legally designate.

ARTICLE TWENTY-THREE

Powers of the Board	The powers of the Board of Directors shall include without limitation the following:

Management	a) Direct and manage the business of the Company; deal with the day-to- day management of the Company, for which it shall establish rules for the governance, management and internal operations of the Company; and organize and supervise the technical and administrative services thereof.

Representation	b) Represent the Company in the broadest sense before the Spanish government or foreign governments, supranational bodies, regional authorities, provinces, municipal authorities, public or private bodies, and vis-à-vis any individual or company; act on behalf of the Company and follow up any kind of matters, proceedings, appeals and arbitrations, in all their steps and stages, with the authority to withdraw from or settle such proceedings; and appoint third parties for these or other purposes, so that they may exercise the powers vested on them as representatives, either as court attorneys (procuradores), lawyers or other persons.

Disposition	c) Buy, sell, rent and encumber personal and real property, rights and securities; create and cancel any kind of in rem rights over such property; assign such rights and acquire them under any kind of contract or agreement; demarcate boundaries and execute deeds for new constructions; settle and waive any kind of entitlements; execute debt reductions and granting grace periods; enter into any kind of agreements and sign invoices, drafts, bills of lading, delivery note receipts and any commercial and civil documents as may be necessary; and as well as engage, appoint and dismiss employees and fix their remuneration.

Collections and Payment	d) Make collections and payments and sign receipts and other documents of release; and receive and collect any sums payable to the Company from the State through any tax office or Chamber of Commerce and Industry, or state or quasi-state undertaking or body.

Guarantees

e) Enter into any agreement or contract for the granting of guarantees, security deposits and other real or personal security with respect to transactions to which the Company is party, in particular vis-à-vis the customs authorities and consignees.

Take goods from the State, regional government, provincial and municipal authorities, companies and private individuals, on account of auctions and tender bids, and before the Courts, with respect to any matter.

Powers of attorney	f) Grant and revoke powers of attorney to any person.

Deposits	g) Create and withdraw cash deposits, marketable securities, goods, machinery and any kind of personal property, including deposits with the Bank of Spain and Caja General de Depósitos.

Banks	h) Open, maintain and close current, ordinary, savings or credit accounts at any banks, savings banks or credit institutions, including the Bank of Spain.

Loans	i) Enter into any agreement for credit facilities or loans for the Company, with or without personal security, the pledging of securities and goods or mortgage security, subject to those terms and conditions deemed appropriate by it; draw on such credit facilities or loans; and execute and sign any necessary deeds, certificates, letters and other documents.

Trade	j) Issue, accept, sign, negotiate, discount, make direct debit arrangements, pay and protest bills of exchange and other commercial papers; and draw on current, ordinary, savings or credit accounts of the Company by signing vouchers, cheques, payment orders and transfer orders, receipts and other documents.

Surety	k) Act as guarantor for third parties or companies in matters that may affect the running of the Company’s business.

Preparation of Accounts	l) Prepare within the first three months of each year the annual accounts for the preceding financial year, together with a management report and proposal for the distribution of profits, where applicable, which shall be submitted to the General Meeting of Shareholders.

Capital Increases	m) Conduct any capital increases authorized by the General Shareholders Meeting in accordance with the Public Companies Act.

Calling of Genera Meetings	n) Call General Meetings; draw up the agenda; and prepare the deliberations of the meeting; and draw up and enforce its resolutions

ARTICLE TWENTY-FOUR

Items reserved for the plenary Board of Directors	The Board’s policy shall be to delegate ordinary management of the company to the executive bodies and to the management team and the exercise of the general supervisory function, although no powers that are legally or institutionally reserved for the direct knowledge of the Board can be delegated, or those others that are necessary for a responsible exercise of the general supervisory function.

In accordance with the foregoing, and unless required for reasons of urgency, the plenary Board must be made aware of and take decisions on the following issues:

a) Decisions that require a structural modification of the company, including any proposal for modification of the By-laws.

b) Transferring essential activities which had hitherto been carried out by the Company to subsidiary or dependent companies.

c)      The definition and approval of the company’s general policies and strategies regarding specifically the following points: (i) strategic business plan, management targets and annual budgets; (ii) investment and funding policy; (iii) definition of the structure of the group of companies; (iv) policy for corporate governance and corporate social responsibility; (v) remuneration policy and assessment of senior executives; (vi) risk control and management policy; (vii) dividends and treasury stock policy.

d) The appointment and possible dismissal of senior executives when proposed, and admissible, by the chief executive of the company, as well as their compensation clauses.

e)      Approval of directors’ remuneration, in accordance with the provisions set forth in article 25 of the By-laws, as well as, in the case of executives, the additional payments for their executive duties.

f) The financial information that the company must periodically make public due to its status as a listed company, unless this has been previously notified by the Audit Committee.

g) Investments, purchases or sales of assets or operations which are of a strategic nature given the amount involved or the special characteristics.

h)      The creation or acquisition, if appropriate, of stakes in companies with a special purpose or with registered offices in tax havens, as well as any other transactions or deals of a similar nature which could affect the group transparency because of their complexity.

g)      i) To approve the transactions that the company carries out with directors, with major shareholders or shareholders represented on the Board, or with related parties, unless these operations satisfy the following conditions: (i) are carried out by virtue of standardised contracts and which apply en masse to many clients, (ii) that are carried out at prices generally established by the party acting as supplier and, (iii) that their amounts do not exceed 1% of the company’s annual revenue. The foregoing is hereby understood without prejudice to the terms of reference belonging to the Audit Committee and of the duties in issues of conflicts of interest of the directors set forth in the Public Companies Act.

If appropriate, the Board shall approve related operations following a favourable report from the Audit Committee, in accordance with the provisions set forth in these By-laws.

Any decisions regarding the issues mentioned which, for reasons of urgency in accordance with the provisions set forth in this article have to be adopted directly by delegated bodies or by the management team shall be subject to communication and reporting at the Board’s next meeting, and shall be expressly submitted for ratification by the Board if it is compulsory.

Managing Director	The Board may appoint by means of a two-thirds majority one or more Managing Directors from among its members, drawing up a detailed list of the powers vested or specifying that all the powers are vested that may be vested by law and by the Company By-laws.

If several Managing Directors exist, indication should be made as to which powers are to be exercised jointly and severally and which are to be exercised jointly, or where applicable, if all or any shall be exercised either one way or the other.

Committees	Without prejudice to those powers vested on the Managing Director(s) and the provisions of these By-Laws and the Regulation of the Board with respect to the Audit Committee and the Appointments and Remunerations Committee, when circumstances so dictate, the Board of Directors may create within the Board a Strategy and Investments Committee, as well as one or more Delegate Committees to address other issues falling within its remit or other specific matters.

Regulation	The Board of Directors shall appoint its members, decide on its organization and procedure, and approve its Regulations when applicable.

ARTICLE TWENTY-FOUR BIS

Audit committee	The Audit committee shall have at least three members and a maximum of five, to be decided by the Board of Directors of the Company.

Members	The Board of Directors shall appoint the members of the Audit committee from among its members, the majority of which should be non-executive external, independent or proprietary Directors, and similarly to the existing distribution on the Board of Directors.

The Board of Directors shall decide on the dismissal of members of the Audit committee, and must indicate the causes for such action.

Chairman	The Board of Directors shall appoint the Chairman of the Audit committee from among its non-executive or external members. The Committee shall then appoint its own Secretary, who does not have to be a Director and may be the Secretary of the Board of Directors.

Unless the Board of Directors indicates a shorter period of time, the Chairman shall hold office for four years and may be re-elected one year after leaving office. With the exception of the Secretary, whose term of office, if he/she is not a member of the Committee, may be indefinite, the remaining members of the Committee shall hold office for five years, unless the Board of Directors indicates a shorter period of time, and may be immediately re-elected. In any event, members may be disqualified from acting in such capacity as a result of ceasing to hold the position of Director.

Remuneration	The members of the Committee may receive per diem amounts for attendance at its meetings, as established by article twenty-five of these By-Laws, the source and amount of which shall be decided by the Board of Directors. Members of the Committee shall not be entitled to any other remuneration apart from to which they are entitled as Directors, with the exception of reimbursements for duly justified job-related expenses.

ARTICLE TWENTY-FOUR TER

Calling of Committees	The Audit committee shall meet when called by its Chairman, on its own initiative or upon request of at least two of its members or by the Board of Directors. Such request must be addressed to the Chairman, clearly indicating the matters to be discussed. Notice of the meeting of the Committee shall be issued by the Chairman, or by the Secretary at the request of the Chairman, at least two days before the date for the meeting, by means of letter, fax, telegram or electronic mail, clearly indicating the matters to be discussed therein.

Extraordinary sessions of the Committee may be called by telephone. In such case, neither the period of notice nor the other requirements established in the previous paragraph shall apply, although only in those cases in which the Chairman deems that the circumstances justify such action.

Meetings shall be held at the company headquarters or in any other placein the city where the company has its registered office, which shall decided by the Chairman or by the Secretary at his/her request, and shall be indicated in the notice of the meeting.

Incorporation and Quorum	The Committee shall be deemed to have sufficient quorum and be validly held when half plus one of its members are present or validly represented. Any proxies shall be conferred upon other members of the Committee in writing, by means of fax or electronic mail addressed to the Chairman or the Secretary of the Committee.

The Chairman shall be responsible leading the deliberations and discussions of the meeting, and giving the floor as he/she deems fit.

Directors, managers and employees that are not committee members shall attend and report to the Audit committee, at the request of its Chairman or its Secretary, with respect to those matters falling within the scope of its remit.

Resolutions	Resolutions shall be adopted by majority of the members present or represented. In the event of a tie, the Chairman shall have the casting vote.

Minutes	The Secretary shall take minutes of the sessions, which shall be approved at the end thereof or in the immediately following session. The minutes, approved and signed by the Secretary with the approval of the Chairman, shall be recorded in a special Minutes Book for resolutions and decisions of the Audit committee.

Assessment	For the most effective performance of its functions, the Committee may request the person that it deems fit to provide any necessary information, and may seek advice from external professionals following prior notice and approval of the Board of Directors.

Procedure	The Audit Committee shall set forth its own rules governing those cases that are not expressly provided for in these By-laws.

In those cases not specifically envisaged in these By-Laws, or where applicable, in the aforementioned Committee regulations, the Audit committee shall submit to the provisions set forth by law and these by- laws with respect to the Board of Directors. Any matter relating to the composition, organization and procedure of the Audit committee shall be settled in the manner that best ensures the Committee’s continued independence.

ARTICLE TWENTY-FOUR QUARTER

Functions of the Audit Committee	Without prejudice to any others that may legally fall within its remit, the Audit Committee shall have the following duties and functions:

	I)	With respect to the information and internal control systems, supervise the internal audit services and be informed of the financial information processes and internal control systems of the company, including the following functions:

		a)	Oversee the preparation process for and integrity of the financial information relating to the company, and where applicable, to the group, checking compliance with the applicable statutory requirements and the correct consolidation of accounts and application of accounting rules.

		b)	Periodically review the internal control and risk management systems so that the main risks may be identified and appropriately reported.

	c)	Ensure the independence and efficiency of the company’s internal auditing.

	d)	Establish a mechanism allowing employees to report on a confidential basis any irregularities of potential significance in financial and accounting terms that they may have noted at the company.

II)	With respect to the company’s external auditors:

	a)	Submit to the Board of Directors, for subsequent referral to the General Shareholders Meeting, any proposals for the selection, appointment, re-election and replacement of the external auditors, as well as the terms and conditions for their engagement.

	b)	Receive information on a regular basis from the external auditors on the auditing plan and results for the year audited, and check that senior management takes into account their recommendations.

	c)	Ensure the independence of the external auditors, enabling to such end: (i) that the company notifies the National Securities Market Commission, or the enterprise that replaces it in its duties, by means of notice of the relevant significant event, of the change in auditor, and where applicable, includes a statement with respect to the possible existence of disagreement with the removed auditor; (ii) that the necessary measures are taken for ensuring that the company and the auditors respect the applicable regulations governing the performance of services other than auditing services, the restrictions on the merger of the auditors’ business, and in general, the rules established for ensuring the independence of the auditors; and (iii) in the event of resignation of the external auditor, that circumstances having led to such resignation are examined.

	d)	Encourage the assumption by the auditors of the group of companies of the auditing obligations of the companies forming such group.

	e)	In general, be informed of all relations with the external auditors and serve as a liaison therewith, so that, in particular, information may be received regarding those issues that may jeopardize the independence of such auditors and with respect to any other matters related to the auditing process, as well as any other notices stipulated in legislation on auditing and in the technical standards on auditing.

III)	With respect to corporate governance, oversee compliance with the company’s internal codes of conducts and the corporate governance rules established by the company from time to time.

IV)	With respect to reporting to the company’s management bodies:

a) Report in the General Shareholders Meeting regarding those matters raised therein by the shareholders concerning the areas of its remit.

b) Report to the Board of Directors, prior to the its adoption of the relevant resolutions, on the following matters: (i) the financial information that the company, as a listed company, must publish on a periodic basis; (ii) the creation or acquisition of holdings in companies incorporated for a special purpose or domiciled in tax havens, as well as any other transactions or operations of a similar nature, which on account of their complexity may hinder the transparency of the group; (iii) affiliate transactions.

Minutes shall be drawn up of the Audit Committee, a copy of which shall be sent to all members of the Board of Directors.

Through its Chairman, the Committee shall periodically report to the Board of Directors on its activities and shall propose those measures that it deems fit within the scope of its remit

ARTICLE TWENTY-FIVE

Remuneration	The office of Director shall be remunerated. Such remuneration shall consist of an annual fixed amount to be decided each year by the company’s Board of Directors for the year in which such decision is taken. The Board shall also decide on the criteria for its distribution among the members of the Board.

Such amount shall not exceed the maximum annual amount established by the General Meeting, which shall be deemed to be effective for the actual year in course and for years thereinafter, until amendment thereof by the General Meeting.

Other Payments	Additionally, the Directors may also receive as remuneration, cumulatively to the remuneration stipulated in the foregoing section, shares or option rights over such shares or that are linked to the value thereof, the approval of which shall require the relevant resolution of the General Shareholders Meeting, which shall decide on the value of the shares to be taken as a benchmark, the number of shares to be granted to each Director, the price at which the option rights may be exercised, the term of application of this system of remuneration, and any other terms and conditions that it deems appropriate.

The foregoing shall not prevent or restrict any other remuneration agreed to by the company with its Directors within the scope of an employment relationship or for the performance of specific professional services

TITLE IV. BALANCE SHEET

ARTICLE TWENTY-SIX

The Company’s Financial Year	The Company’s financial year shall coincide with the calendar year, commencing on the 1st of January and ending on the 31st of December in each year.

ARTICLE TWENTY-SEVEN

Preparation of accounts	Within the first three months of each financial year, the Board of Directors shall prepare the annual accounts, the management report and the proposal for the allocation of results. Following the review and discussion thereof by the Auditors, where applicable, they shall be submitted to the General Meeting, within the time limit set forth by law.

Allocation of Results	The allocation of results for the financial year by the General Meeting shall be carried out as follows:

a) Those amounts forming by law the mandatory reserve funds specific, corporate etc.

b) Any surplus, in accordance with the resolutions adopted by the General Meeting of Shareholders.

The Board of Directors may decide to distribute interim dividends, subject to the restrictions and the requirements of the Public Companies Act.

The General Meeting may fully or partially agree the distribution of in-kind dividends, whether charged to profits of the year or to freely available reserves, providing the assets or securities that are the object of distribution are uniform and sufficiently available or susceptible to being available, with this circumstances understood as fulfilled when these are securities that are admitted or which will be admitted for trading on an official secondary market.

The regulations set forth in the previous paragraph shall likewise apply to the reimbursement of contributions in the event of a reduction of share capital.

TITLE V. DISSOLUTION AND LIQUIDATION

ARTICLE TWENTY-EIGHT

Dissolution	The Company shall be dissolved for those reasons established in the Public Companies Act.

Quorum for dissolution	When the Company must be dissolved for legal reasons requiring a resolution of the General Meeting of Shareholders, such meeting shall be deemed to have sufficient quorum in the terms set forth in paragraph two of article fifteen of these By-laws.

Where the dissolution of the Company results from losses implying that the Company’s net worth is less than half the share capital, such dissolution may be avoided by means of a resolution to increase or reduce the share capital accordingly. Such adjustment shall be enforceable provided that it is carried out before the Company is legally declared to have been dissolved.

ARTICLE TWENTY-NINE

Liquidation	The rules for the dissolution, appointment of liquidators and the liquidation of the company shall be established by the General Shareholders Meeting in accordance with the provisions of the Public Companies Act and the Companies Registry Regulations.

ADDITIONAL PROVISION

On [—], the Extraordinary Shareholders General Meeting of the Company approved the merger through absorption of the Company, as the absorbing company, with the Spanish company Groupe Smithfield Holdings, S.L. as the absorbed company (hereinafter referred to as the “Merger”). The Merger is subject to the National Securities Market Commission agreeing application of the exception (hereinafter referred to as the “Exception”) set forth in article 8 g) of Royal Decree 1066/2007, dated 27 July, governing the system of takeover bids (hereinafter referred to as “Royal Decree 1066/2007”), which shall be requested by the company Smithfield Foods Inc, in such a way that this company is not obliged to prepare a takeover bid of the Company, regardless of the Shareholding Stake (as defined hereunder) in the Company that shall be attributed to this enterprise following the merger, in accordance with the provisions set forth hereunder and through the companies that belong to the same Group Cold Field Investments, LLC, Smithfield Insurance Company, Ltd., and SFDS Global Holdings B.V.,, in their capacity as direct shareholders of the Company (hereinafter , Smithfield Foods Inc and the aforementioned companies Cold Field Investments, LLC, Smithfield Insurance Company, Ltd., and SFDS Global Holdings, B.V., referred to as the “Companies of the Smithfield Group”).

From the date that the Merger is registered with the Commercial Registry (hereinafter referred to as the “Effective Date of the Merger”), the system established hereunder shall apply:

1.	For the purposes of this Additional Provision “Shareholding Stake” shall be understood as the shareholding percentage in the voting rights of the Company attributed at any given time to Companies of the Smithfield Group, in accordance with and pursuant to the calculation criteria set forth in article 5 of Royal Decree 1066/2007. The obligations set forth in this Additional Provision shall apply, jointly and severally, to all Companies of the Smithfield Group, in their capacity as direct shareholders of the Company.

2.	For a period of three years following the Effective Date of the Merger (hereinafter referred to as the “Stand-still Period”) the Companies of the Smithfield Group expressly accept the obligations and undertakings set forth hereunder:

	2.1.	The Companies of the Smithfield Group cannot (i) exercise the voting rights corresponding to the shares they hold by a percentage which, jointly considered, exceeds 30% of the Company's share capital, or in any case (ii) use their votes to appoint more than half of the members of the Board of Directors of the Company, with this appointment understood in accordance with the terms and pursuant to the events set forth in article 6 of Royal Decree 1066/2007.

	2.2.	The Companies of the Smithfield Group cannot directly or indirectly purchase, either themselves or through any other company belonging to the same Group, shares of the Company or enter into sale or purchase option agreements or other similar agreements by virtue of which they could acquire the foregoing additional shares, or in any other way increase the Shareholding Stake in the Company, as it is defined in foregoing number 1, except as set forth hereunder and with regard to the Authorised Increases referred to under number 6 below.

	2.3.	By way of an exception and in the event that during the period of three years referred to previously a Third Party Takeover Bid (as it is defined hereunder) is announced (under the terms of article 16 of Royal Decree 1066/2007), the following shall apply:

		a.	The restriction referred to in section (i) of foregoing number 2.1 shall be automatically brought forward and definitively terminated.

		b.	The restriction referred to under number 2.2 with regard to any increase of the Shareholding Stake that takes place at any time from announcement of the Third Party Takeover Bid and up until the date of publication of the result of the Third Party Takeover Bid or until the date that the bidder withdraws the aforementioned Third Party Takeover Bid shall not be applicable, in full accordance with the provisions set forth in Royal Decree 1066/2007.

3.	Without prejudice to the foregoing and once the Stand-still Period referred to in foregoing section 2 has concluded, the Companies of the Smithfield Group shall be obliged to prepare a takeover bid under the terms and conditions set forth in this Additional Provision (hereinafter referred to as the “Takeover Bid”), whenever any of the following circumstances concur:

	3.1.	That the Companies of the Smithfield Group increase the Shareholding Stake in the Company, either directly or indirectly, themselves or through any other company that belongs to the same group, in such a way that the foregoing Shareholding Stake, calculated in accordance with foregoing number 1, exceeds the Shareholding Stake of which the Companies of the Smithfield Group are holders following the Merger or following an Authorised Increase or following an increase stemming from the provisions set forth in section 2.3. (b), except under all circumstances where provided for in number 6 hereunder of this Additional Provision.

	3.2.	That the Companies of the Smithfield Group designate appoint a number of Directors that, together, if appropriate, with those that had been previously appointed, represent more than half of the members of the Company’s Board of Directors. For the foregoing purposes, it shall be considered that the Companies of the Smithfield Group have appointed members of the Company’s Board of Directors when any of the hypotheses set forth in article 6 of Royal Decree 1066/2007 concur.

4.	The Companies of the Smithfield Group that are involved in any of the hypotheses mentioned under foregoing number 3 must make this public immediately in accordance with the terms of article 82 of Law 24/1988, dated 28 July, governing the Securities Market, and present the corresponding request for authorisation of the Takeover Bid to the National Securities Market Commission within the month following the foregoing publication.

5.	The Takeover Bid must be addressed to all holders of Company Shares, under the terms and in accordance with the provisions set forth in article 3.2 of Royal Decree 1066/2007, with the criteria and valuation method set forth in article 10 of Royal Decree 1066/2007 applicable for the purposes of determining the price and the consideration offered. The Takeover Bid must be prepared unconditionally, except for the authorisations required by other supervisory bodies and by the fair trading authorities, in accordance with the provisions set forth in article 26 of Royal Decree 1066/2007. Unless otherwise is established in this Additional Provision, the system set forth in foregoing Royal Decree 1066/2007 shall apply to the Takeover Bid.

6.	By exception, the Companies of the Smithfield Group shall not be obliged to prepare a Takeover Bid under the protection of this Additional Provision, with regard to those increases of Shareholding Stake that stem from any of the following cases (hereinafter referred to as the “Authorised Increases”):

(i) when the increase of Shareholding Stake stems from a share capital increase of the Company not fully subscribed in accordance with the terms of article 161 of the Public Companies Act, in which the Companies of the Smithfield Group have limited themselves to subscribe the new shares that would correspond to the preemptive subscription rights stemming from the Shareholding Stake;

(ii) when the increase of Shareholding Stake is passive and unexpected for the Companies of the Smithfield Group and leads to a reduction of share capital of the Company and/or of the acquisition of treasury stock by this party.

7.	The system set forth in this Additional Provision shall be rendered void when a Third Party Takeover Bid is prepared after the Merger and in addition the foregoing (i) had a positive result, in the terms and pursuant to the provisions set forth in article 36 of Royal Decree 1066/2007; and (ii) had been accepted by at least 70% of the shares at which it was targeted, excluding from this calculation the shares calculated in the Shareholding Stake, those held by the bidder of the Third Party Takeover Bid and by any persons linked to Companies of the Smithfield Group or to the bidder of the Third Party Takeover Bid or whose shares are attributed to any of the foregoing in accordance with the criteria set forth in article 5 of Royal Decree 1066/2007.

For the foregoing purposes, “Third Party Takeover Bid” shall be understood as a takeover bid for 100% of the Company shares, that has been authorised by the National Securities Market Commission under the protection of and in accordance with the provisions set forth in Royal Decree 1066/2007 and which had been prepared by any person or company other than Companies of the Smithfield Group, of any related party to or linked with Companies of the Smithfield Group or which have reached any agreements with Companies of the Smithfield Group or with related companies or corporations.

8.	The mentions made to the National Securities Market Commission in this Additional Provision shall be understood as referring to any body or authority that may, if appropriate, replace, succeed or take over the functions of the former with regard to takeover bids henceforth. The mentions to Royal Decree 1066/2007 shall likewise be understood as referring mutatis mutandis to any other provision that may replace the former.

9.	It is hereby placed on record that this Additional Provision has been adopted having previously received individual acquiescence from each and every one of the Companies of the Smithfield Group with regard to its full content and to the resulting obligations for these companies as a consequence of the foregoing.